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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our report dated February 12, 1996, included in Appendix I to the Report on Form 8-K dated February 21, 1996, into the Company's previously filed registration statements as follows: (1) Form S-3 Registration Statement File No. 33-7542 (relating to the Company's Common Stock Shelf Program); (2) Form S-3 Registration Statement File No. 33-54469 (relating to the Company's Dividend Reinvestment Plan); (3) Form S-3 Registration Statement File No. 33-64136 (relating to $2,000,000,000 aggregate principal amount of the Company's First and Refunding Mortgage Bonds and Medium-Term Notes); (4) Form S-3 Registration Statement File No. 33-50707 (relating to $1,500,000,000 aggregate principal amount of the Company's First and Refunding Mortgage Bonds); (5) Form S-3 Registration Statement File No. 33-38334 (relating to 2,414,892 shares of the Company's Common Stock); (6) Form S-8 Registration Statement File No. 33-50601 (relating to the Company's Savings Fund Plan for Employees); (7) Form S-8 Registration Statement File No. 33-23692 (relating to the Company's 1986 Stock Option Plan); (8) Form S-3 Registration Statement File No. 33-62488 (relating to 10,000,000 shares of the Company's Redeemable First Preferred Stock) and (9) Form S-3 Registration Statement File No. 33-61959 (relating to $335,000,000 aggregate liquidation value of Cumulative Quarterly Income Preferred Securities).



/S/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP
San Francisco, California,
   February 21, 1996